EXHIBIT 12

                         ILLINOIS BELL TELEPHONE COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)
                                                   Six Months Ended
                                                       June 30
                                                   ---------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  525.7      $  500.0

     b) Portion of rental expense
         representative of the
         interest factor (1).................       7.7           4.8
                                               --------      --------
     Total 1(a) and 1(b).....................  $  533.4      $  504.8
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   56.8      $   56.6

     b) Capitalized interest.................       1.3           1.8

     c) Portion of rental expense
         representative of the
         interest factor (1).................       7.7           4.8
                                               --------      --------
     Total 2(a) through 2(c).................  $   65.8      $   63.2
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......      8.11          7.99
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.